Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS REPORTS FIRST QUARTER NET SALES UP 29%

Exceeds both Net Sales and Net Loss Guidance and Reaffirms 2009 Outlook

MOUNTAIN VIEW, Calif. (April 21, 2009) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only proven non-incisional permanent birth control method available, today reported financial results for the three months ended March 31, 2009.

Net sales for the first quarter of 2009 were $27.2 million, an increase of 29% compared with net sales of $21.1 million for the first quarter of 2008.  These results exceeded the Company’s net sales guidance of $26.0 million to $27.0 million issued on February 17, 2009.  The Company reported a net loss in the first quarter of 2009 of $4.3 million, or $0.14 per share, compared with a net loss in the same period of 2008 of $7.3 million, or $0.24 per share.  These results also exceeded the Company’s net loss guidance of $0.15 to $0.18 per share  issued in February 2009.  Non-GAAP net loss was $1.7 million, or $0.05 per share, in the first quarter of 2009, compared with a non-GAAP net loss of $4.4 million, or $0.15 per share, in the prior year first quarter.  The net loss for the three months ended March 31, 2008 has been revised on a retrospective basis to comply with a change in accounting principle adopted January 1, 2009 in regard to the Company’s outstanding convertible debt.

Compared with the prior year first quarter, domestic sales of the Essure system increased 29% to $21.2 million and international sales increased 26% to $6.0 million.  Domestic sales growth reflects continued increases in both the number of physicians entering and completing training, and in the number of certified physicians performing the Essure procedure in-office.  During the first quarter of 2009, the Company entered 452 physicians into preceptorship, certified 452 physicians and transitioned 260 physicians to performing procedures in the office setting.  Domestic procedures performed in sites of minimal anesthesia represented 59% of net sales for the first quarter of 2009, compared with 46% in the first quarter of 2008.  International sales growth of 26% was negatively impacted by a stronger U.S. dollar in the current period compared to a year ago.  International unit volume growth was 40%.

Gross profit for the first quarter of 2009 was $21.4 million, or 79% of net sales, compared with gross profit of $15.7 million, or 74% of net sales, for the first quarter of 2008.  Gross margin was consistent with the immediately preceding quarter and was in line with the Company’s forecast.  Total operating expenses for the first quarter of 2009 were $24.0 million, up from $22.0 million for the first quarter of 2008.

Cash and cash equivalents were $54.2 million as of March 31, 2009, a decrease of $0.5 million from December 31, 2008.  This net cash usage compares with net cash usage of $27.0 million in the first quarter of 2008, which included $24.3 million for the acquisition of Conceptus SAS in January 2008.

“We are pleased to have exceeded our expectations for the first quarter and believe that we are well positioned to benefit from the exciting initiatives we have planned for the remainder of 2009,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “Despite challenging global economic conditions, we showed strong year-over-year top-line growth while beating our bottom-line forecast.  The impact of the large number of physicians becoming certified to perform the Essure procedure coupled with our consumer awareness campaign has led to increased interest and demand in the Essure procedure.”

Financial Guidance

The Company also announced financial guidance for the second quarter of 2009, and re-affirmed full-year 2009 net sales and net income guidance, as follows:

•                  The Company expects net sales in the second quarter to be $30.5 million to $31.5 million, and affirms guidance for net sales for the full year to be in the range of $125.0 million to $135.0 million.

•                  Conceptus anticipates second quarter GAAP earnings per share in the range of a loss of $(0.08) to $(0.06) and non-GAAP earnings per fully diluted share are expected to be in the range of $0.01 to $0.03.

•                  Conceptus affirms full year GAAP earnings guidance of $0.13 to $0.32 per fully diluted share and full year non-GAAP earnings guidance of $0.48 to $0.67 per fully diluted share.

These statements are only effective as of the date of this press release and Conceptus undertakes no duty to publicly revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Measures

The Company has supplemented its reported GAAP financial information with a non-GAAP measure of net income (loss) that excludes stock-based compensation expense, non-cash interest expense, amortization of intangible assets and amortization of debt issuance costs. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of the non-GAAP net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, is provided on the attached schedule.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedule.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250, from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 6:30 p.m. Eastern time April 21, 2009 through 11:59 p.m. Eastern time on April 23, 2009 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 93998701.

About the Essure® Procedure

The Essure® procedure is a permanent birth control method that can be done in the comfort of a physician’s office in about 13 minutes (average hysteroscopic procedure time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Small, flexible micro-inserts are placed in the woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8 percent effective (based on four years of follow-up) with zero pregnancies reported in clinical trials.

Three months after the Essure procedure, a doctor performs an Essure Confirmation Test to confirm that the fallopian tubes are fully blocked and that the patient can rely on Essure for permanent birth control with full confidence. Essure was FDA-approved in 2002 and more than 280,000 women worldwide have undergone the Essure procedure.

Essure and Conceptus® are registered trademarks of Conceptus Inc.

About Conceptus, Inc.

Conceptus, Inc. (NASDAQ: CPTS), is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Mountain View, Calif.-based company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure.  Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

©2008.  All rights reserved.  Conceptus and Essure are registered trademarks and your Family is Complete your Choice is Clear is a service mark of Conceptus Inc.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding sales growth, financial guidance, growth in physician metrics, performances of Essure in the office setting and the use of non-GAAP financials measures and other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, recessionary pressures, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
		As Adjusted (Note A)

Net sales	$27,151	$21,127

Cost of goods sold	5,756	5,445

Gross profit	21,395	15,682

Operating expenses:
Research and development	1,407	1,931
Selling, general and administrative	22,570	20,102

Total operating expenses	23,977	22,033

Operating loss	(2,582)	(6,351)

Interest and other expense, net	(1,612)	(958)

Loss before provision for income taxes	(4,194)	(7,309)

Provision for income taxes	141	—

Net loss	$(4,335)	$(7,309)

Basic and diluted net loss per share	$(0.14)	$(0.24)

Shares used in computing basic and diluted net loss per share	30,438	29,935

A              On January 1, 2009 Conceptus adopted FSP ABP 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion. The comparative Statement of Operations for the three months ended March 31, 2008 has been adjusted to comply with FSP ABP 14-1 on a retrospective basis. The following line items for the three months ended March 31, 2008 were affected by the change in accounting principle.

	As Originally Reported	As Adjusted	Effect of Change
Interest and other expense, net	$(28)	$(958)	$(930)
Net loss	$(6,379)	$(7,309)	$(930)
Basic and diluted net loss per share	$(0.21)	$(0.24)	$(0.03)

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Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2009	2008
		As Adjusted (Note A)

Cash and cash equivalents	$54,241	$54,720

Accounts receivable, net	14,637	14,377

Inventories, net	2,659	3,829

Other current assets	9,402	9,095

Total current assets	80,939	82,021

Property and equipment, net	8,827	8,635

Intangible assets and debt issuance costs, net	6,165	6,738

Long-term investments and put option	48,299	48,321

Goodwill	15,949	17,105

Other assets	399	401

Total assets	$160,578	$163,221

Total liabilities	120,977	119,353

Common stock and additional paid in capital	288,502	286,951

Other comprehensive loss	(2,281)	(798)

Accumulated deficit	(246,620)	(242,285)

Total stockholders’ equity	39,601	43,868

Total liabilities and stockholders’ equity	$160,578	$163,221

A              On January 1, 2009 Conceptus adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion. The comparative balance sheet as of December 31, 2008 has been adjusted to comply with FSP APB 14-1 on a retrospective basis. The following line items at December 31, 2008 were affected by the change in accounting principle.

	As Originally Reported	As Adjusted	Effect of Change
Intangible assets and debt issuance costs, net	$7,222	$6,738	$(484)
Total liabilities	$133,259	$119,353	$(13,906)
Common stock and additional paid in capital	$266,576	$286,951	$20,375
Accumulated deficit	$(235,332)	$(242,285)	$(6,953)

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Conceptus, Inc.

Reconciliation of Reported Net loss and Loss Per Share to Non-GAAP Net loss and Loss Per Share

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008 *

Net loss, as reported	$(4,335)	$(7,309)

Adjustments to net loss:
Amortization of intangibles (a)	180	187
Stock-based compensation (b)	1,347	1,608
Amortization of non-cash interest expense (c)	1,025	969
Amortization of debt issuance costs (d)	116	116
Adjustments to net loss	2,668	2,880

Non-GAAP net loss	$(1,667)	$(4,429)

Loss per share, as reported
Basic and diluted	$(0.14)	$(0.24)

Non-GAAP loss per share
Basic and diluted	$(0.05)	$(0.15)

Weighted average common shares used in calculation
Basic and diluted	30,438	29,935

(a) Consists of amortization of intangible assets, primarily licenses and customer relationships

(b) Consists of stock-based compensation in accordance with SFAS 123(R)

(c) Consists of amortization of non-cash interest expense in accordance with FSP APB 14-1

(d) Consists of amortization of debt issuance costs

*                 Three months ended March 31, 2008 represents adjusted numbers due to Conceptus adopting FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion, on January 1, 2009

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP EPS

	Three Months Ending		Twelve Months Ending
	June 30, 2009		December 31, 2009
	From	To	From	To

GAAP Guidance	$(0.08)	$(0.06)	$0.13	$0.32

Estimated Non-GAAP Guidance
Amortization of intangibles	$0.01	$0.01	$0.02	$0.02
Stock-based compensation	$0.05	$0.05	$0.18	$0.18
Amortization of non-cash items for convertible note	$0.03	$0.03	$0.15	$0.15
Total Non-GAAP Adjustments	$0.09	$0.09	$0.35	$0.35

Non-GAAP Guidance	$0.01	$0.03	$0.48	$0.67